Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this registration statement on Form S-1 of our report dated December 22, 2009, relating to the consolidated financial statements of Graham Packaging Company Inc. and subsidiaries and the related financial statement schedules (which report expresses an unqualified opinion on the financial statements and financial statement schedules) appearing in the prospectus, which is part of this registration statement. We also consent to the reference to us under the heading “Experts” in such prospectus.

/s/ DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania

December 22, 2009